Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Home Products International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-65041 and 33-67622) on Form S-8 of Home Products International, Inc. of our report dated March 31, 2005, except as to Note 2, which is as of August 22, 2005, with respect to the consolidated balance sheets of Home Products International, Inc. and subsidiary as of January 1, 2005 and December 27, 2003 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows, for each of the fiscal years in the three-year period ended January 1, 2005, and our report dated March 31, 2005, with respect to the related consolidated financial statement schedule, which reports appear in the January 1, 2005 annual report on Form 10-K/A of Home Products International, Inc.

Our report states that the Company’s consolidated financial statements as of and for the fiscal year ended January 1, 2005 have been restated.

/s/ KPMG LLP

Chicago, Illinois
September 15, 2005